CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No.22 to the registration statement on Form N-1A (File No. 333-117134) (“Registration Statement”) of our report dated September 23, 2016, relating to the financial statements and financial highlights of Putnam RetirementReady Funds (Putnam RetirementReady 2060 , Putnam RetirementReady 2055 Fund, Putnam RetirementReady Fund 2050 Fund, Putnam RetirementReady 2045 Fund, Putnam Retirement Ready 2040 Fund, Putnam RetirementReady 2035 Fund, Putnam RetirementReady 2030 Fund, Putnam RetirementReady 2025 Fund, Putnam RetirementReady 2020 Fund, Putnam Retirement Income Fund Lifestyle 1), which appear in such Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

November 22, 2016